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                                                    EXHIBIT 10.26

               AMENDMENT TO FALCON PRODUCTS, INC.
             NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     RESOLVED, that the Falcon Products, Inc. Non-Employee Director Stock Option Plan, dated March 14, 1991, as amended on September
15, 1992 (such Plan, as heretofore amended, being herein called the "Plan"), be further amended by the addition of the following provision:

     "Notwithstanding anything to the contrary contained in the Plan, all options granted under the Plan shall become exercisable in full or, from time to time, in part for a period of one year beginning with the date of a director's Retirement (as hereinafter defined), death or Disability (as hereinafter defined), but in no event after the termination of the term of the option. As used herein, the term "Retirement" means the cessation of service as a director upon the director's resignation (if his term is unexpired) or the completion of his term (if he does not stand for reelection), in either case, only after the director has reached the age established in the Corporation's By-laws after which a person is no longer eligible for election or appointment as a director. The term "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended."

Adopted by the Board of Directors of the Company on December 11, 1995, and approved by the stockholders of the Company on March 14, 1996.